Exhibit 10.2

August 7, 2026

Mr. Brandon Yaras, CPA

[***]

[***]

Re: Amended and Restated Offer of Employment

Dear Brandon,

This letter (this “Amended and Restated Offer Letter”) amends and restates in its entirety your prior offer letter with aTyr Pharma, Inc. (“aTyr” or the “Company”) dated March 9, 2022. This Amended and Restated Offer Letter sets forth the principal terms for your continued employment with the Company, located in San Diego, California.

New Position:	Promotion to Chief Financial Officer from Vice President, Finance
Location:	San Diego, California
Status:	Full-Time, Exempt. This means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 8 hours in a workday or 40 hours in a work week.
Reporting to:	Sanjay S. Shukla, M.D., M.S., President and CEO
Base Salary Rate:

$14,583.33 semi-monthly (which equals $350,000.00 per year) less applicable withholdings, paid in accordance with the Company’s normal payroll practices during your Full-Time employment. Future adjustments in compensation, if any, will be made by the Company in its sole and absolute discretion.

Target Bonus:

Your annual target bonus will be 40% of your base salary based upon the achievement of your individual goals, the achievement of team goals and the achievement of corporate goals. Your annual target bonus is subject to review and approval by the aTyr Board of Directors or Compensation Committee of the Board of Directors. You must be employed by the Company at the time the bonus is paid out to receive the bonus.

Equity:

As promptly as practicable after commencement of your new role with the Company, and subject to approval by the Board of Directors (or the Compensation Committee of the Board of Directors), you will be granted an additional option to purchase 410,000 shares of the Common Stock of the Company (the “Option”). Subject to your continued full-time employment with the Company, the shares subject to the Option shall vest over a four (4) year

10240 Sorrento Valley Road, #300

San Diego, CA 92121

858-731-8389

Brandon Yaras

period from your promotion start date, in equal monthly installments. The exercise price per share of the Option shall be determined based on the closing price of the Common Stock as reported on NASDAQ on the effective date of the grant. The specific terms and conditions of your Option will be subject to the terms set forth in a Stock Option Agreement between you and the Company.

Severance Policy:

You are eligible for aTyr’s Executive Severance and Change in Control Policy, including severance provisions for “Not for Cause” separations as well as “Change in Control” separations. The specifics of the plan will be provided to you.

Benefits:

You are entitled to receive standard medical, life and dental insurance benefits for yourself and your dependents in accordance with Company policy. The Company reserves the right to change or eliminate these benefits on a prospective basis at any time.

401(k) Plan:	You are eligible to participate in the aTyr Pharma, Inc. 401(k) Savings Plan.
Vacation & Sick Time:	You are currently entitled to accrue 20 days of vacation per year as a Full-Time employee. You will have 6 days of sick time available each year.
Holidays:	You are eligible for aTyr’s paid holidays. The schedule is published prior to the beginning of each calendar year.
Employment at Will:

Your employment is at-will, which means it may be terminated at any time by you or the Company for any reason, with or without cause, and that your employment is not for any specific period of time. Any change to the at-will employment relationship must be by a specific, written agreement signed by you and the Company’s President and Chief Executive Officer.

Promotion Start Date:	October 1, 2026 or a mutually agreed upon date.

Your will continue to (i) be bound by that certain Employee Nondisclosure and Assignment Agreement effective as of May 9, 2022 (the “Employee NDA”), and (ii) abide by the Company’s code of conduct and other policies applicable to employees as set forth in the Company’s employee handbook in effect from time to time.

To aid the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this Amended and Restated Offer Letter, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Amended and Restated Offer Letter, your employment with the Company, or the termination of your employment, shall be resolved to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’

Brandon Yaras

then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where you last worked for the Company or another mutually agreeable location. Any demand for arbitration must be made within the statute of limitations applicable to the claim asserted as if such claim were asserted in court. Failure to demand arbitration (or, where applicable, file a counterclaim, crossclaim, or third-party claim) within such time limitation shall serve as a waiver and release with respect to all such claims. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You acknowledge and agree that proceedings of any non-individual claim(s) under the California Private Attorneys General Act (“PAGA”) that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual or individual PAGA claim. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise unenforceable, as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide; provided, however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as you or the Company would otherwise be entitled to seek in a court of law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the

Brandon Yaras

reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration administrative fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in your Employee NDA or as otherwise provided under applicable law. Nothing in this Amended and Restated Offer Letter is intended to prevent either you or the Company from seeking or obtaining injunctive relief, or provisional remedies as permitted under applicable law, in court to prevent irreparable harm pending the conclusion of any such arbitration. The pursuit of injunctive relief shall not be deemed incompatible with or constitute a waiver of rights under this Amended and Restated Offer Letter. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

It is aTyr’s policy to respect fully the rights of your previous employers in their proprietary or confidential information. No employee is expected to disclose, or is allowed to use for aTyr’s purposes, any confidential or proprietary information he or she may have acquired as a result of previous employment.

I am pleased to extend this promotion offer to you and look forward to your acceptance. Please sign and return the enclosed copy of this Amended and Restated Offer Letter as soon as possible to indicate your agreement with the terms of this offer. This offer will lapse if not signed and returned by Friday, August 7, 2026.

Once signed by you, this letter, together with the Employee NDA, will constitute the complete agreement between you and the Company regarding employment matters and will supersede all prior written or oral agreements or understandings on these matters, including without limitation your prior offer letter dated March 9, 2022.

Yours sincerely,

/s/ Sanjay S. Shukla

Sanjay S. Shukla, M.D., M.S.

President and Chief Executive Officer

I accept the terms of employment as described in this Amended and Restated Offer Letter dated August 7, 2026. I confirm that by my promotion start date at aTyr Pharma, Inc. I will be under no contract or agreement with any other entity which would in any way restrict my ability to work at aTyr Pharma, Inc. or perform the functions of my job for aTyr, including, but not limited to, any employment agreement and/or non-compete agreement.

/s/ Brandon Yaras______________________________ Date_August 7, 2026______________________

Brandon Yaras